Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

1.	Swift Transportation Co., Inc., an Arizona corporation

2.	Swift Leasing Co., Inc., an Arizona corporation

3.	Common Market Distributing Co., Inc., an Arizona corporation

4.	Sparks Finance Co., Inc., a Nevada corporation

5.	Cooper Motor Lines, Inc., a South Carolina corporation

6.	Common Market Equipment Co., Inc., an Arizona corporation

7.	Swift Transportation Co. of Virginia, Inc., a Virginia corporation

8.	Swift of Texas Co., Inc., a Texas corporation

9.	Swift Logistics Co., Inc., an Arizona corporation

10.	Swift Transportation Corporation, a Nevada corporation

11.	Swift Receivables Corporation, a Delaware corporation

12.	Sun Merger, Inc., a Tennessee corporation

13.	M.S. Carriers, Inc., a Tennessee corporation

14.	M.S. Carriers Warehousing & Distribution, Inc., a Tennessee corporation

15.	M.S. Carriers Logistics de Mexico, S.A. de C.V., a Mexico corporation

16.	M.S. Air, Inc., a Tennessee corporation

17.	M.S. Global, Inc., a Nevada corporation

18.	M.S. International, Inc., a Nevada corporation

19.	Swift Transportation of Puerto Rico, Inc., a Puerto Rico corporation

20.	Quality Driver Sources Inc., a Tennessee corporation

21.	World Wide Solutions, Inc., a Puerto Rico corporation

22.	TransMex, Inc. S.A. de C.V., a Mexico corporation

23.	Mohave Transportation Captive Insurance Company, an Arizona corporation